NYSE: WMB

Date:                    May 1, 2006
Williams Completes $1.5 Billion Unsecured Revolving Credit Facility
Company Removes Secured Debt Obligation
     TULSA, Okla. — Williams (NYSE:WMB) announced today that it has obtained a new unsecured, three-year, $1.5 billion revolving credit facility.
     The new facility was significantly over subscribed, which allowed Williams to upsize the facility from the offered $1.275 billion to $1.5 billion.
     Williams plans to use the new facility primarily for general corporate purposes and issuing letters of credit. It replaces a $1.275 billion credit facility that was secured with equity in Transcontinental Gas Pipe Line Corp.
     The new revolver removes the last secured debt from Williams’ credit portfolio, except for non-recourse project debt in its Venezuelan operations.
     “We’re very pleased that our bank group recognized the progress we’ve made to strengthen our balance sheet, grow earnings, increase cash flow and reduce risk,” said Don Chappel, Williams’ chief financial officer.
     “The new revolver gives Williams even greater resources and flexibility to continue to grow our core natural gas businesses, while improving the company’s credit quality at the same time,” Chappel added.
     With the addition of the new revolver, Williams has a total of $2.7 billion in unsecured credit facilities. Williams will update its available liquidity on May 4 when it releases first-quarter financial results.
     Citigroup Global Markets Inc. and Banc of America Securities LLC were the joint lead arrangers and co-book runners on the new revolver.
About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Richard George
Williams (investor relations)
(918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.